As filed with the Securities and Exchange Commission on October 2, 2013

Registration No. 333-190515

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIPTREE FINANCIAL INC.

(Exact name of Registrant as specified in its charter)

Maryland	38-3754322
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

780 Third Avenue, 21st Floor

New York, New York 10017

(212) 446-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Neil C. Rifkind, Esq.

Vice President, General Counsel and Secretary

Tiptree Financial Inc.

780 Third Avenue, 21st Floor

New York, New York 10017

(212) 446-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael R. Littenberg, Esq.

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

(212) 756-2000

(212) 593-5955—Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 2, 2013

TIPTREE FINANCIAL INC.

PROSPECTUS

7,246,415 shares

Class A Common Stock

par value $0.001 per share

This prospectus relates to the disposition from time to time of up to 7,246,415 shares of our Class A common stock, which may be sold by the selling stockholders named in this prospectus, including their transferees, pledgees, donees or successors. The shares are being registered to permit the selling stockholders to sell the shares directly from time to time in the public market.

We are not selling any Class A common stock covered by this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of Class A common stock covered by this prospectus from time to time through any of the means described in the section of this prospectus entitled “Plan of Distribution.” We cannot assure you that the selling stockholders will sell all or any portion of the Class A common stock offered under this prospectus. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our Class A common stock is traded on the Nasdaq Capital Market under the symbol “TIPT.” On October [—], 2013, the last reported sale price of our Class A common stock was $[—] per share.

Investing in our Class A common stock involves risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 3 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus to read about important factors you should consider before deciding whether to invest in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [—], 2013

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC’s “shelf” registration rules. Pursuant to this prospectus, the selling stockholders named on page 16 may, from time to time, sell up to a total of 7,246,415 shares of our Class A common stock described in this prospectus in one or more offerings.

When the selling stockholders sell Class A common stock under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus.

As permitted under the rules of the SEC, this prospectus incorporates important business information about us that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find Additional Information” in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of any date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted.

PROSPECTUS SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus. This summary may not contain all of the information that you should consider before deciding whether or not you should invest in our Class A common stock. You should carefully read this prospectus, including the documents incorporated by reference, which are described under the heading “Where You Can Find Additional Information” in this prospectus. References in this prospectus to “TFI,” the “Company,” “we,” “us” and “our” refer to Tiptree Financial Inc. (formerly known as Care Investment Trust Inc.) and its consolidated subsidiaries. “Care” refers to Care Investment Trust Inc. before the Contribution Transactions (as defined below).

Our Business

We are a diversified holding company. Through Tiptree Operating Company, LLC, our operating subsidiary, which we refer to herein as “Operating Subsidiary”, we operate primarily in the following sectors: insurance and insurance services; real estate; and specialty finance.

The Company was incorporated as Care Investment Trust Inc. in Maryland in March 2007 and completed its initial public offering on June 22, 2007. On July 1, 2013, Care Investment Trust Inc. contributed substantially all of its assets to Operating Subsidiary in exchange for approximately 25% of the membership interests in Operating Subsidiary. Also on July 1, 2013, Tiptree Financial Partners, L.P., which we refer to as “TFP”, contributed substantially all of its assets (excluding shares of our Class A common stock owned by TFP) to Operating Subsidiary in exchange for approximately 75% of the membership interests in Operating Subsidiary and 31,147,371 shares of our Class B common stock, par value $0.001 per share. We refer to the transactions described in the two preceding sentences as the “Contribution Transactions”. The Company is the managing member of Operating Subsidiary. Our Class B common stock has voting rights but no right to receive dividends or other distributions. Simultaneously with the completion of the Contribution Transactions, we changed our name to “Tiptree Financial Inc.”

The 7,246,415 shares of our Class A common stock being registered pursuant to this registration statement were acquired by the selling stockholders in connection with the redemption of partnership units in TFP in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, which we refer to as the “Securities Act”. TFP acquired these shares on August 13, 2010 and the selling stockholders acquired the partnership units in TFP at various times between June 12, 2007 and July 1, 2013.

Our principal place of business is located at 780 Third Avenue, 21st Floor, New York, New York 10017 and our telephone number is (212) 446-1400. Our Internet website is at www.tiptreefinancial.com. The contents of our website are not incorporated by reference into this prospectus.

The Offering

Securities Offered by the Selling Stockholders	Up to 7,246,415 shares of Class A common stock.

Common Stock Outstanding	10,246,020 shares of Class A common stock and 31,147,371 shares of Class B common stock. Holders of Class A common stock and Class B common stock vote together as a single class, subject to certain exceptions, but holders of Class B common stock have no economic rights in the Company, including no right to receive dividends or other distributions, upon our liquidation or dissolution or otherwise. Beginning on July 1, 2014, holders of common units of Operating Subsidiary will have the right to cause Operating Subsidiary to redeem their common units for shares of Class A common stock, initially on a one for one basis, but subject to adjustment. Upon redemption of common units, an equal number of shares of Class B common stock will be transferred to us for cancellation.

Use of Proceeds	The proceeds from the sale of Class A common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale by any selling stockholder of the shares of Class A common stock offered by this prospectus.

NASDAQ Capital Market Trading Symbol	Our Class A common stock trades on the Nasdaq Capital Market under the trading symbol “TIPT”.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus before making a decision to invest in our Class A common stock. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our Class A common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We are a holding company with multiple lines of business, which may adversely impact the market price of our Class A common stock and our ability to raise equity and debt capital.

Operating Subsidiary holds and manages multiple lines of business. Analysts, investors and lenders may have difficulty analyzing and valuing a company with multiple lines of business, which could adversely impact the market price of our Class A common stock and our ability to raise equity and debt capital. Moreover, our management is required to make decisions regarding the allocation of capital among the different lines of business, and such decisions could materially and adversely affect our business.

Because we are a holding company, our ability to make distributions to stockholders will depend on distributions from our subsidiaries that may be subject to restrictions.

Because we are a holding company, our ability to make distributions to stockholders will depend on distributions from our subsidiaries. The amount of dividends that our subsidiaries may distribute to us may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur. For example, Philadelphia Financial Group, Inc., an insurance holding company in which we own a controlling interest, which we refer to as “Philadelphia Financial”, is required to maintain minimum solvency requirements and is subject to laws and regulations that limit the amount of dividends that Philadelphia Financial can pay to us. Philadelphia Financial may also limit the amount of dividends paid to us to maintain a risk-based capital ratio to maintain or improve its ratings by rating agencies.

We may be limited in the future in utilizing net operating losses incurred during prior periods to offset taxable income.

Prior to the Contribution Transactions, Care incurred substantial net operating losses. In the event that we experience an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, including as a result of the Contribution Transactions, our ability to use those net operating losses to offset taxable income would be subject to an annual limitation. The annual limitation would be equal to a percentage of our equity value at the time the ownership change occurred. In general, such an “ownership change” would occur if the percentage of our stock owned by one or more 5% stockholders were to increase by 50 percentage points during any three-year period. A 5% stockholder is a person (including certain groups of persons acting in concert) that owns at least 5% of our stock. All stockholders that own less than 5% of our stock are treated as a single 5% stockholder. In addition, the Treasury Regulations under Section 382 of the Code contain additional rules the effect of which is to make it more likely that an ownership change could be deemed to occur. Accordingly, our ability to use prior net operating losses to offset future taxable income would be subject to a limitation if we experience an ownership change.

Compliance with existing and new regulations affecting the insurance, healthcare and financial services industries may increase costs and limit our ability to pursue business opportunities.

We are subject to extensive laws and regulations administered and enforced by a number of different federal and state governmental authorities. For example, Philadelphia Financial is subject to regulation by the Pennsylvania

Insurance Department, among other regulatory authorities, with respect to statutory capital and reserve requirements and certain of its subsidiaries are subject to regulation by the New York State Department of Financial Services and the Bermuda Monetary Authority, Tiptree Asset Management Company, LLC, our indirect subsidiary, which we refer to as “TAMCO”, is an asset management holding company registered with the SEC as an investment advisor and the properties held by our subsidiary Care Investment Trust LLC, are regulated by state and federal laws regarding healthcare facilities. Regulation of the industries in which we operate is expected to increase. In the past several years there has been significant legislation affecting financial services, insurance and health care, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Patient Protection and Affordable Care Act, and many of the regulations associated with these laws have yet to be written. Accordingly, we cannot predict the impact that any new laws and regulations will have on us. The costs to comply with these laws and regulations may be substantial and could have a significant negative impact on us and limit our ability to pursue business opportunities.

A significant portion of our assets are illiquid or have limited liquidity, which may limit our ability to sell those assets at favorable prices or at all and creates uncertainty in connection with valuing such assets.

Our assets include real estate, non-controlling interests in performing and distressed credit assets and related equity interests. These assets generally are illiquid or have limited liquidity. It may be difficult for us to dispose of assets with limited liquidity rapidly, or at favorable prices, if at all. In addition, assets with limited liquidity may be more difficult to value and may be sold at a substantial discount or experience more volatility than more liquid assets. We may not be able to dispose of business assets at the carrying value reflected in our financial statements. Our results of operations and cash flows may be materially and adversely affected if our determinations regarding the fair value of our illiquid assets are materially higher than the values ultimately realized upon their disposal.

Certain of our assets are subject to credit risk, market risk, interest rate risk, credit spread risk, selection risk, call and redemption risk and/or tax risk, and any one of these risks may materially and adversely affect the value of our assets, our results of operations and our financial condition.

Our specialty finance assets are subject to credit risk, market risk, interest rate risk, credit spread risk, selection risk, call and redemption risk and/or tax risk.

Credit risk is the risk that the obligor will be unable to repay principal or pay interest when due. In this regard, investing in non-investment grade obligations is riskier than investing in higher quality instruments. In addition, market value fluctuations may be larger and more frequent. Changes in the underlying obligor’s credit rating or the market’s perception of its creditworthiness will affect the market value of the credit assets of that obligor. The degree of credit risk depends on the terms of the obligation as well as on the financial condition of the obligor in respect thereof.

Market risk is the risk that one or more markets to which the assets relate will decline in value, including the possibility that such markets will deteriorate sharply and unpredictably, which decline will likely impair the market value of the related obligations.

With respect to fixed-rate obligations, interest rate risk is the risk that the market value of these obligations will change in response to changes in the interest rate environment or other developments that may affect the municipal bond market generally. When market interest rates go up, the market value of existing fixed rate obligations goes down and obligations with longer maturities are typically affected more by changes in interest rates than obligations with shorter maturities. Because market interest rates continue to be near their lowest levels in many years, there is a greater risk that prevailing interest rates increase in the future and, as a result, that these obligations will decline in market value. With respect to floating-rate obligations, interest rate risk is the risk that defaults on these obligations will increase during periods of rising interest rates and, during periods of declining interest rates, that obligors may exercise their option to prepay principal earlier than scheduled.

Credit spread risk is the risk that the market value of these obligations will change in response to changes in perceived or actual credit risk beyond changes that would be attributable to changes, if any, in interest rates.

Call and redemption risk is the risk that debt instruments will be called or redeemed prior to maturity at a time when yields on other debt instruments in which the call or redemption proceeds could be invested are lower than the yield on the called or redeemed instrument.

Any one of these risks may materially and adversely affect the value of our assets, results of operations and financial condition.

We leverage our assets and a decline in the fair value of such assets may adversely affect our financial condition and results of operations.

We leverage our assets, including through borrowings, generally through warehouse facilities, secured loans, derivative instruments such as total return swaps, securitizations (including the issuance of CLOs) and other borrowings. A rapid decline in the fair value of our leveraged assets, such as the declines experienced in the fourth quarter of 2007 and the first quarter of 2008, may adversely affect us. Lenders may require us to post additional collateral to support the borrowing. If we cannot post the additional collateral, we may have to rapidly liquidate assets, which we may be unable to do on favorable terms or at all. Even after liquidating assets, we may still be unable to post the required collateral, further harming our liquidity and subjecting us to liability to lenders for the declines in the fair values of the collateral. A reduction in credit availability may adversely affect our business, financial condition and results of operations.

A reduction in administrative fees paid to Philadelphia Financial could adversely affect our financial condition and results of operations.

Philadelphia Financial generates revenue from administrative fees collected from a portfolio of company-owned life insurance policies and bank-owned life insurance policies issued and underwritten by affiliates of The Hartford Financial Services Group, Inc., which we refer to as “Hartford”. A reduction in administrative fees paid to Philadelphia Financial, due to termination of Philadelphia Financial’s servicing agreement with a subsidiary of Hartford or termination of policies, could adversely affect our financial condition and results of operations.

The amount of Philadelphia Financial’s required statutory capital can increase because of factors outside of Philadelphia Financial’s control.

Philadelphia Financial is subject to statutory capital and reserve requirements established by the applicable insurance regulators based on risk-based capital formulas. As of December 31, 2012, Philadelphia Financial maintains statutory capital and reserves of $18.4 million. In any particular year, these requirements may increase or decrease depending on a variety of factors, most of which are outside Philadelphia Financial’s control, such as the amount of statutory income or losses generated, changes in equity market levels, the value of fixed-income and equity securities in Philadelphia Financial’s investment portfolio, changes in interest rates and foreign currency exchange rates, as well as changes to the risk-based capital formulas used by insurance regulators. Increases in the amount of additional statutory reserves that Philadelphia Financial is required to hold can adversely affect our financial condition and results of operations.

A downgrade in Philadelphia Financial’s claims paying ability or financial strength ratings could increase policy surrenders and withdrawals, adversely affecting relationships with distributors and reducing new policy sales.

Claims paying ability ratings, sometimes referred to as financial strength ratings, indicate a rating agency’s view of an insurance company’s ability to meet its obligations to its insureds. These ratings are therefore key factors underlying the competitive position of life insurers. In particular, several of the non-affiliated distributors of Philadelphia Financial’s life insurance products refuse to do business with insurance companies that are rated lower than AA- for financial strength by Standard & Poor’s Ratings Services or the equivalent of such rating issued by other recognized ratings agencies. Philadelphia Financial currently has ratings of A- from A.M. Best Company, Inc. A ratings downgrade or the potential for such a downgrade could materially increase the number of policy surrenders and withdrawals by policyholders of cash values from their policies, adversely affect relationships with distributors of Philadelphia Financial’s annuity and life insurance products, reduce new annuity policy sales and adversely affect our ability to compete in the life insurance industry.

A change in law or regulation applicable to Philadelphia Financial’s annuity and insurance products could adversely affect our financial condition and results of operations.

Philadelphia Financial generates revenue from the sale and administration of variable annuity and variable life insurance products. These products enjoy U.S. federal income tax benefits that are conferred by statute or regulation. Should such benefits be curtailed or eliminated by changes in statute or regulation, Philadelphia Financial’s continuing issuance of variable annuity and variable life insurance products could be adversely affected. Any retroactive application of changes could result in surrenders by holders of Philadelphia Financial’s existing variable annuity and variable life insurance products could reduce Philadelphia Financial’s revenues which could adversely affect our financial condition and results of operations.

Philadelphia Financial may incur losses if its reinsurers are unwilling or unable to meet their obligations under reinsurance contracts.

Philadelphia Financial uses reinsurance to reduce the severity and incidence of claims costs, and to provide relief with regard to certain reserves. As of March 31, 2013, substantially all of the mortality risk on the insurance policies issued by Philadelphia Financial was reinsured by third parties. Under these reinsurance arrangements, other insurers assume a portion of Philadelphia Financial’s losses and related expenses; however, Philadelphia Financial remains liable as the direct insurer on all risks reinsured. Consequently, reinsurance arrangements do not eliminate Philadelphia Financial’s obligation to pay claims and Philadelphia Financial assumes credit risk with respect to its ability to recover amounts due from its reinsurers. The inability or unwillingness of any reinsurer to meet its financial obligations could negatively affect our financial condition and results of operations.

A reduction in fees paid to TAMCO could adversely affect our profitability.

TAMCO generates management, servicing and advisory fees based on the amount of assets managed, and in certain cases, on the returns generated by the assets managed. Fee income was approximately $1.1 million for fiscal 2012 on a consolidated basis. A reduction in fees paid to TAMCO, due to termination of management agreements, reduction in assets managed or lower than expected returns, could adversely affect our results of operations.

The nature of the assets owned by Muni Funding Company of America, LLC, our indirect subsidiary, which we refer to as “MFCA”, presents risks related to the special nature of such assets.

States, municipalities or public authorities issue tax-exempt (or, in certain cases, taxable) obligations to obtain funds for various public purposes. The two principal classifications of municipal obligations are general obligation and revenue bonds.

General obligation bonds are secured by the issuer’s pledge of its faith, credit and specified taxing power for the payment of principal and interest, whether it be unlimited or limited. The taxing power of any governmental entity may be limited, however, by provisions of its state constitution or laws, and a governmental entity’s creditworthiness will depend on many factors, including:

•	global, national, regional and/or local macro-economic factors, including the overall rate of growth of the U.S. economy;

•	unemployment levels within the obligor’s tax base;

•	the size of the obligor’s tax base, its potential erosion due to population declines or reductions in assessed valuations and its ability to increase taxes without eroding the tax base;

•	natural disasters;

•	declines in the obligor’s industrial base or inability to attract new industries;

•	legislative proposals and/or voter initiatives to limit ad valorem real property taxes and the extent to which the entity relies on federal or state aid;

•	access to capital markets;

•	other factors beyond the obligor’s control; and

•	financial strength of the issuer.

Revenue bonds are payable only from the designated revenues derived from a particular project or, in some cases, from the proceeds of a special excise tax or other specific revenue sources such as payments from the user of the project being financed. Accordingly, the timely payment of interest and the repayment of principal in accordance with the terms of the revenue or special obligation bond are dependent upon the financial performance of the project or the obligor.

MFCA’s assets may also include certain tax-exempt lease obligations, which may be subject to annual appropriation by the municipality. Failure to appropriate would result in MFCA having to exercise remedies, including repossession of equipment or foreclosure on property, which could result in losses by MFCA.

Any one of these risks may materially and adversely affect our results of operations and financial condition.

Prepayment rates on MFCA’s assets could negatively affect the value of MFCA’s assets.

The value of MFCA’s assets and derivative arrangements related to its assets, if any, may be adversely affected by prepayment rates of the underlying assets. Prepayment rates are influenced by changes in current interest rates and a variety of economic, political, geographic and other factors beyond our control. Consequently, our earnings may be adversely affected if the underlying obligors prepay the assets at higher-than-expected rates.

Some of our officers and directors currently or may in the future act as members, managers, officers, directors or employees of entities with business strategies that may conflict with our business strategies.

Some of our officers and directors currently or may in the future act as members, managers, officers, directors or employees of entities with business strategies that may conflict with our business strategies. Michael Barnes, our Executive Chairman, is a founding partner and Co-Chief Investment Officer of Tricadia Holdings, L.P., an asset management holding company which we refer to as “Tricadia”, and Executive Chairman and a member of the board of directors of TFP. Tricadia’s subsidiaries include, and Mr. Barnes is co-chief investment officer of, companies that manage hedge funds and structured vehicles with business strategies that may compete with ours. Furthermore, Geoffrey Kauffman, our President, Chief Executive Officer and Vice Chairman, is the Chief Executive Officer of TFP and is a limited partner of Tricadia. Julia Wyatt, our Chief Financial Officer is the Chief Financial Officer of Tricadia and TFP and is also a limited partner of Tricadia. Such positions may give rise to actual or potential conflicts of interest, which may not be resolved in a manner that is in our best interests or the best interests of our stockholders.

Our duties as managing member of Operating Subsidiary may come into conflict with the duties that our directors and officers have to the Company and its stockholders.

We and TFP are the sole members of Operating Subsidiary, and we are the managing member of Operating Subsidiary. Our directors and officers have duties to us and our stockholders under applicable Maryland law in connection with our management. At the same time, we, as managing member of Operating Subsidiary, have fiduciary duties and obligations to Operating Subsidiary and its members (including TFP) under Delaware law and the Amended and Restated Limited Liability Company Agreement of Operating Subsidiary. Our duties as managing member of Operating Subsidiary may come into conflict with the duties that our directors and officers have to us and our stockholders. These conflicts may be resolved in a manner that is not in our best interests or the best interests of our stockholders.

We operate in highly competitive markets for business opportunities and personnel, which could impede our growth and negatively impact our results of operations.

We operate in highly competitive markets for business opportunities in each of our lines of business. Many of our competitors have financial, personnel and other resources that are greater than ours and may be better able to react to market conditions. These factors may place us at a competitive disadvantage in successfully competing for future business opportunities and personnel, which could impede our growth and negatively impact our business, financial condition and results of operations.

Our financial condition and results of operations reflected in our unaudited pro forma condensed combined financial statements for periods prior to the Contribution Transactions are not necessarily indicative of our financial condition or results of operations following the Contribution Transactions.

Our financial condition and results of operations may differ materially and adversely from those reflected in our unaudited pro forma condensed combined financial statements for periods prior to the Contribution Transactions. Our unaudited pro forma condensed combined financial statements have been derived from the historical financial statements of TFP, and adjustments and assumptions have been made after giving effect to the Contribution Transactions as if they had occurred on the balance sheet dates and at the beginning of the periods presented. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the unaudited pro forma condensed combined financial statements do not reflect all costs that will be incurred by us in connection with the consummation of the Contribution Transactions. For example, the impact of any incremental costs incurred in integrating the business of two companies is not reflected in the financial statements. As a result, our actual financial condition and results of operations following the consummation of the Contribution Transactions may not be consistent with, or evident from, these financial statements.

Risks Related to Our Class A Common Stock

Our stock market price and trading volume is volatile.

The market for our Class A common stock is volatile. Our stock is subject to volatility in both price and volume arising from market expectations, announcements and press releases regarding our business, and changes in estimates and evaluations by securities analysts or other events or factors.

Over the years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly small-capitalization companies like us, have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of Class A common stock are subject to significant volatility resulting from purely market forces over which we will have no control. Further, to date the market for our Class A common stock has been very limited. As a result, our stockholders may be unable to sell significant quantities of Class A common stock in the public trading markets without a significant reduction in the price of our Class A common stock.

Shares of Class A common stock eligible for public sale, including pursuant to this registration statement, could adversely affect our stock price.

The market price for our Class A common stock could decline as a result of sales by stockholders of a large number of shares of our Class A common stock in the market or the perception that such sales may occur. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Of the 10,246,020 shares of Class A common stock currently outstanding:

•	824,682 shares generally will be freely tradable in the public market;

•	7,246,415 shares held by selling stockholders will be freely tradable in the public market, upon the effectiveness of the registration statement of which this prospectus forms a part; and

•	69,384 restricted shares are outstanding which are subject to vesting, which shares we anticipate will be freely tradable once vested.

In addition:

•

TFP owns 31,147,371 membership units of Operating Subsidiary and warrants to acquire an additional 3,609,420 membership units. Beginning on July 1, 2014, TFP has the right to cause Operating Subsidiary to redeem membership units of Operating Subsidiary for Class A common stock on a one-for-one basis, subject to adjustment (or at the Operating Subsidiary’s election, a cash amount (or combination of cash and shares) based on the market value of the Class A common stock on the date of redemption). The resale of these shares of Class A common stock is subject to registration under the “shelf” registration statement described in the risk factor below; and

•	625,000 shares of Class A common stock may be issued pursuant to warrants held by TFP, subject to the Registration Rights Agreement described in the following risk factor.

Our registration of other shares held by the selling stockholders may cause the price of our Class A common stock to decrease.

We have entered into a registration rights agreement that requires us to file a “shelf” registration statement on or prior to July 1, 2014 with respect to the resale of the 31,147,371 shares of Class A common stock that may be issued pursuant to the redemption of Operating Subsidiary membership interests by TFP (and 3,609,420 shares of Class A common stock issuable upon redemption of membership units upon exercise of warrants). Upon redemption of each membership unit of Operating Subsidiary by TFP, one share of Class B common stock held by TFP will be transferred to us for cancellation. Under a separate registration rights agreement, which we refer to above as the “Registration Rights Agreement”, TFP may require us to file registration statements for resale of these shares or require us to include these shares in registration statement we may file for ourselves or other stockholders. The shares that we register pursuant to any registration statement will be eligible for trading in the public market. The trading of these additional shares of Class A common stock in the public market could have an adverse effect on the market price of our Class A common stock and could impair our future ability to obtain capital through an offering of equity securities.

Under our charter, as long as TFP owns more than 50% of our then-outstanding voting stock, it will be able to take action by written consent, without prior notice to and without a vote of other stockholders.

Until the date on which TFP, its affiliates and any person who is an express assignee or designee of TFP cease to own, in the aggregate, more than 50% of our then-outstanding voting stock, TFP may take any action required or permitted to be taken at any annual or special meeting of stockholders by written consent, without prior notice, and without a vote, if a consent or consents in writing setting forth the action so taken are signed by holders of the minimum number of votes necessary to authorize or take such action at a meeting at which all outstanding shares of common stock entitled to vote on the action were present and voted. As of the date of this prospectus, TFP and its affiliates (prior to any sales pursuant to this prospectus by TFP or its affiliates) own common stock representing approximately 81.33% of the combined voting power of our stock.

Some provisions of our charter may delay, deter or prevent takeovers and business combinations that stockholders consider in their best interests.

Our charter restricts any person that owns 9.8% or more of our capital stock, other than TFP and its affiliates or another stockholder approved by applicable state insurance regulators, from voting in excess of 9.8% of our voting securities. This provision is intended to satisfy the requirements of applicable state regulators in connection with insurance laws and regulations that prohibit any person from acquiring control of a regulated insurance company without the prior approval of the insurance regulators. In addition, our charter provides for the classification of our board of directors into three classes, one of which is to be elected each year beginning with our 2013 annual meeting. These provisions may delay, deter or prevent takeovers and business combinations that stockholders consider in their best interests.

See “Description of Capital Stock” for a discussion of additional provisions that could delay, deter or prevent a takeover of, or combination involving, our company.

Maryland takeover statutes may prevent a change of our control, which could depress our stock price.

Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” will have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter under the Maryland Control Share Acquisition Act. “Control shares” means voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third; one-third or more but less than a majority; or a majority or more of all voting power. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which such stockholder became an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.

Our bylaws contain a provision exempting from the control share statute any and all acquisitions by any person of our shares of stock. Our board of directors has also adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the business combination statute, provided that the business combination is first approved by the board of directors. However, our board of directors may amend or eliminate this provision in our bylaws regarding the control share statute or amend or repeal this resolution regarding the business combination statute. If our board takes such action in the future, the control share and business combination statutes may prevent or discourage others from trying to acquire control of us and increase the difficulty of consummating any offer, including potential acquisitions that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our future financial condition, results of operations, our strategic plans and objectives, statutory required reserves of our insurance subsidiaries, reduction in management fees paid to our specialty finance subsidiaries, cost management, occupancy and leasing rates and trends, liquidity and ability to refinance our subsidiaries’ indebtedness as it matures, anticipated capital expenditures (and access to capital) and other matters. When we use words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” or similar expressions, we intend to identify forward-looking statements.

The forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecast in the forward-looking statements. You should not place undue reliance on these forward-looking statements. The cautionary statements contained or incorporated by reference into this prospectus should be considered in connection with any subsequent written or oral forward-looking statements that we may issue. A description of risks that could cause our results to vary appears under the caption “Risk Factors” in this prospectus. Except for our ongoing obligations to disclose certain information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The proceeds from sales of Class A common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale by any selling stockholder of shares of Class A common stock offered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is only a summary. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you and is qualified in its entirety by the provisions of our articles of amendment and restatement, which we refer to as our “charter”, and bylaws, copies of which are filed with the SEC and incorporated by reference in this prospectus. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 200,000,000 shares of Class A common stock, 50,000,000 shares of Class B common stock and 100,000,000 shares of preferred stock, each having a par value of $0.001 per share. As of October [—], 2013, 10,246,020 shares of our Class A common stock were issued and outstanding, 31,147,371 shares of our Class B common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Our board of directors, with the approval of a majority of the entire board and without any action on the part of our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue, subject to certain restrictions. Under Maryland law, our stockholders are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All shares of our Class A common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. All shares of our Class B common stock have equal voting rights but no economic rights (including no right to receive dividends or other distributions upon our liquidation, dissolution or otherwise), and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of our Class A common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our Class A common stock generally have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter described below. In the event of our liquidation, dissolution or winding up, each share of our Class A common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time.

Subject to our charter restrictions on the voting of our stock and except with respect to any amendment to our charter (including any articles supplementary relating to any series of preferred stock) that relates solely to the terms of one or more outstanding classes or series (but not to all outstanding classes or series) of common stock (other than, in the case of shares of Class A common stock, the Class A common stock and, in the case of shares of Class B common stock, the Class B common stock) or preferred stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to our charter (including any articles supplementary relating to any series of preferred stock) or pursuant to the Maryland General Corporation Law, each share of our Class A common stock entitles the holder to one vote and each share of our Class B common stock entitles the holder to the number of votes equal to the product of (x) the total number of common units of Operating Subsidiary held of record by such holder multiplied by (y) the Redemption Rate (as defined in the Operating Agreement of the Operating Subsidiary and which is initially 1 for 1), in each case on all matters submitted to a vote of stockholders, including the election of directors. Holders of our Class A common stock and Class B common stock will vote together as a single class, subject to certain exceptions. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors.

The Operating Agreement also provides that, beginning one year after the date of the Operating Agreement, holders of membership interests of the Operating Subsidiary, other than the Company, will have the right to cause Operating Subsidiary to redeem their membership interests for a number of shares of Class A Common Stock at the Redemption Rate. However, the Company, at its sole option and discretion, has the right to deliver to the redeeming holder a cash amount (or a combination of cash and shares) based on the market value of the Class A Common Stock on the date of redemption. Upon redemption of each membership interest, one share of Class B Common Stock held by the redeeming holder will be transferred to the Company for cancellation for no consideration.

Power to Reclassify Shares of Our Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to amend the charter from time to time without stockholder approval to increase or decrease the total number of authorized shares of our stock or the number of authorized shares of any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as additional shares of our existing Class A and Class B common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our Class A common stock or otherwise be in their best interests.

Action by Written Consent

TFP owns shares of stock with a majority of our voting power. Our charter provides TFP with a streamlined process for taking or approving corporate actions for so long as TFP and its affiliates own shares of stock with a majority of our outstanding voting power. Until the date on which TFP, its affiliates and any person who is an express assignee or designee of TFP cease to own, in the aggregate, more than 50% of our then-outstanding voting stock, TFP may take any action required or permitted to be taken at any annual or special meeting of stockholders without prior notice, and without a vote, if a consent or consents in writing setting forth the action so taken are signed by holders of the minimum number of votes necessary to authorize or take such action at a meeting at which all outstanding shares of stock entitled to vote on the action were present and voted. In addition, our charter provides that, until that the date on which TFP, its affiliates and any person who is an express assignee or designee of TFP cease to own, in the aggregate, more than 50% of our then-outstanding voting stock, TFP will not be subject to the provisions of our bylaws regarding the advance notification of director nominations and other stockholder proposals. However, our charter also provides that, following the first date on which TFP and its affiliates no longer own shares of stock with a majority of our outstanding voting power, stockholders will be permitted to take action without a meeting only by unanimous written or electronic consent (except that any action required or permitted to be taken by the holders of Class B common stock, voting separately as a class, or, to the extent expressly permitted by the articles supplementary relating to one or more series of preferred stock, by the holders of such series of preferred stock, voting separately as a series, may be taken without a meeting by such class or series, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of such class or series entitled to vote thereon were present and voted) and TFP will be subject to the same advance notification bylaw provisions as other stockholders.

Classified Board

Our charter provides that, beginning with election of directors at the Company’s 2013 annual meeting of stockholders, the board will be classified, with respect to the terms for which directors severally hold office, into three classes. One class will hold office initially for a term expiring at the Company’s 2014 annual meeting of stockholders, a second class will hold office initially for a term expiring at the Company’s 2015 annual meeting of stockholders and a third class will hold office initially for a term expiring at the Company’s 2016 annual meeting of stockholders. The directors elected at each annual meeting of the Company thereafter will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify.

Ownership Restrictions

We are subject to applicable state insurance laws and regulations as a result of our ownership of Philadelphia Financial. To satisfy the requirements of applicable state insurance regulators, our charter includes provisions restricting any person that, together with its affiliates, has beneficial ownership of 9.8% or more of our voting securities from voting in excess of 9.8% of our voting securities. Our charter specifically exempts from these restrictions any capital stock beneficially owned by TFP and its affiliates, or any other stockholder who acquires beneficial ownership of 9.8% or more of our capital stock that has been approved by the Pennsylvania Insurance Commissioner, the Superintendent of the New York Department of Financial Services and any other applicable state insurance commissioner.

Special Statutory Requirements for Certain Transactions

The summaries of the following statutes do not purport to be complete and are subject to, and qualified in their entirety by reference to, the applicable provisions of the Maryland General Corporation Law.

Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” will have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter under the Maryland Control Share Acquisition Act. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. “Control shares” means voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third; one-third or more but less than a majority; or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which such stockholder became an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.

An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Our bylaws contain a provision exempting from the control share statute any and all acquisitions by any person of our shares of stock. Our board of directors has also adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the business combination statute, provided that the business combination is first approved by the board of directors. However, our board of directors may amend or eliminate this provision in our bylaws regarding the control share statute or amend or repeal this resolution regarding the business combination statute. If our board takes such action in the future, the control share and business combination statutes may prevent or discourage others from trying to acquire control of us and increase the difficulty of consummating any offer, including potential acquisitions that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of Class A common stock is Broadridge Financial Solutions, Inc.

SELLING STOCKHOLDERS

We are registering the shares of Class A common stock in order to permit the selling stockholders to offer such shares for resale from time to time. The term “selling stockholder” includes pledgees, donees, transferees and other successors-in-interest who may acquire shares through a pledge, gift, partnership distribution or other non-sale-related transfer from the selling stockholders.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) of the shares of Class A common stock held by the selling stockholders as of October [—] 2013. We have prepared this table based on information furnished to us by or on behalf of the selling stockholders. The percentage ownership data is based on 10,246,020 shares of our Class A common stock issued and outstanding as of October [—], 2013. We also have issued and outstanding 31,147,371 shares of Class B common stock that generally vote together on all matters with the Class A common stock. Under certain circumstances, the holders of Class B common stock have the right to receive an equivalent number of shares of Class A common stock in lieu of their shares of Class B common stock, as described in “Description of Capital Stock — Common Stock” in this prospectus.

Unless otherwise indicated in the footnotes below, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years, other than beneficial ownership of the shares described in the table below.

The calculation of the percentage of Class A common stock outstanding after this offering does not include the up to 31,147,371 shares of Class A common stock that may be issued in the future upon redemption of Operating Subsidiary membership interests, as described in “Description of Capital Stock — Common Stock” in this prospectus.

None of the selling stockholders is a broker-dealer. The following selling stockholders have informed us that they are affiliates of a broker-dealer:

•	Nomura Securities Co., Ltd;
•	Blue Ridge Investments, LLC;
•	Carlyle Multi-Strategy Master Fund Liquidating Trust;
•	Bay Pond Partners LP;
•	Bay Pond Investors (Bermuda) LP;
•	Mariner Partners, Inc.;
•	Richard B. Bermont, Trustee FBO Richard B. Bermont Revocable Trust UAD 2/20/09;
•	AMF-TRI Finance LLC; and
•	C B 401K Plan Trust, C D Bradshaw Jr, ttee.

They have also informed us that neither they nor their broker-dealer affiliates received the shares registered pursuant to this Registration Statement as underwriting compensation. In addition, each such selling stockholder has informed us that it acquired the shares in the ordinary course of its business and, at the time of the acquisition of the shares, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

Name of Selling Stockholder	Number of Shares of Class A Common Stock Owned Prior to Offering	Percentage (%) of Shares of Class A Common Stock Owned Prior to Offering	Maximum Number of Shares of Class A Common Stock to be Sold Pursuant to This Prospectus	Number of Shares of Class A Common Stock Owned After Offering	Percentage (%) of Shares of Class A Common Stock Owned After Offering
Nomura Securities Co., Ltd (1)	1,134,762	11.08	1,134,762	—	—
Citco Bank Canada Ref Fintan Master Fund Ltd (2)	996,023	9.72	996,023	—	—
Blue Ridge Investments, L.L.C. (3)	903,533	8.82	903,533	—	—
Carlyle Multi-Strategy Master Fund Liquidating Trust (4)	672,306	6.56	672,306	—	—
Arif Inayatullah (5)	527,909	5.15	527,909	—	—
Hildene Opportunities MasterFund II, Ltd. (6)	406,415	3.97	406,415	—	—
Mark Willis Blackman	308,152	3.01	308,152	—	—
Bay Pond Partners, L.P. (7)	292,671	2.86	292,671	—	—
MICG Partners, LLC (8)	195,860	1.91	195,860	—	—
First Opportunity Fund, Inc. (9)	134,192	1.31	134,192	—	—
Anchor Tip Investments LLC (10)	132,169	1.29	132,169	—	—
John J. McCormick III (11)	115,048	1.12	115,048	—	—
Bay Pond Investors (Bermuda) L.P. (7)	106,525	1.04	106,525	—	—
Western Investment Hedged Partners, L.P. (12)	105,124	1.03	105,124	—	—
Brian Finn	99,125	*	99,125	—	—

Name of Selling Stockholder	Number of Shares of Class A Common Stock Owned Prior to Offering	Percentage (%) of Shares of Class A Common Stock Owned Prior to Offering	Maximum Number of Shares of Class A Common Stock to be Sold Pursuant to This Prospectus	Number of Shares of Class A Common Stock Owned After Offering	Percentage (%) of Shares of Class A Common Stock Owned After Offering
DAVCO Mgmt LLC, E D David, manager (13), (14)	82,301	*	82,301	—	—
Christopher Ricciardi	62,177	*	62,177	—	—
CFIF (15)	55,983	*	46,259	9,724	*
Amit Bubna (16)	44,013	*	44,013	—	—
Barbara E. Cowen Trust f/b/o Andrew J. Cowen u/a dated 1/2/01 (17)	39,447	*	13,218	26,229	*
Joel R. Mesznik	33,940	*	33,940	—	—
George Trumbull	33,042	*	33,042	—	—
Willi Fenske Trust, Willi Fenske ttee (13), (18)	28,804	*	28,804	—	—
Vimal Shah (16)	28,154	*	28,154	—	—
Stephen Grisanti (19)	26,433	*	26,433	—	—
Andrew Cowen (16)	25,355	*	20,755	4,600	*
Stemple Family LTD, A Partnership, Harry L Stemple (13), (20)	24,045	*	23,045	1,000	*
Jing Wang (16)	23,799	*	23,799	—	—
Luke Scheuer (21)	23,444	*	23,444	—	—
Chang, Laurence & Michele, JTWROS(22)	21,763	*	21,763	—	—
Mariner Partners, Inc.(23)	20,985	*	20,985	—	—
Warren Ashenmil	19,824	*	19,824	—	—
Ro Toyoshima (21)	19,513	*	19,513	—	—
Gerald Leitner (24)	19,513	*	19,513	—	—
Carol I Strauss (13)	17,402	*	17,402	—	—
Raza Mujtaba (16)	17,267	*	17,267	—	—
Patrick Huvane (25)	15,853	*	15,853	—	—
Chih-Lin Mike Lu	15,546	*	15,546	—	—
Emerson Partners (26)	13,489	*	13,489	—	—
Suman Sarma	13,218	*	13,218	—	—
Terri Magnani (16)	13,112	*	13,112	—	—
Jonathan Tepper (21)	12,904	*	12,904	—	—
E Jen Baird Rev Trust, E Jen Baird, ttee (13), (27)	12,524	*	11,524	1,000	*
Richard B. Bermont, Trustee FBO Richard B. Bermont Revocable Trust UAD 2/20/09 (28)	12,434	*	12,434	—	—
Alex Tervooren (19)	11,771	*	11,771	—	—
Geraldine Cantwell Trust II, Danny V Cantwell, ttee (13), (29)	11,601	*	11,601	—	—
Thomas M Stiles — IRA (13), (30)	11,524	*	11,524	—	—
John A Singleton SEP IRA (13), (31)	11,524	*	11,524	—	—
Arthur Myers (13)	11,524	*	11,524	—	—
The W. Scott Miller Trust, W. Scott Miller, ttee, Harriet S. Miller, ttee, UA DTD 7/17/97 (13), (32)	11,524	*	11,524	—	—
William B Carper Jr Rev Trust, William B Carper, ttee (13), (33)	11,524	*	11,524	—	—

Name of Selling Stockholder	Number of Shares of Class A Common Stock Owned Prior to Offering	Percentage (%) of Shares of Class A Common Stock Owned Prior to Offering	Maximum Number of Shares of Class A Common Stock to be Sold Pursuant to This Prospectus	Number of Shares of Class A Common Stock Owned After Offering	Percentage (%) of Shares of Class A Common Stock Owned After Offering
Mary M Hughes (13)	11,521	*	11,521	—	—
Shirley Hatten Living Trust, Shirley Hatten, ttee (13), (34)	11,521	*	11,521	—	—
Anup J Gokli (13)	11,521	*	11,521	—	—
Daniel Frohman & Carroll Godmin Frohman Trust, Daniel C Frohman, ttee (13), (35)	11,521	*	11,521	—	—
Peter L. Bermont	11,494	*	11,494	—	—
Keith Lombardo (16)	11,053	*	11,053	—	—
Lars R. Norell	10,881	*	10,881	—	—
Chengbin Xu (19)	10,574	*	10,574	—	—
AMF-TRI Finance LLC (36)	10,481	*	10,481	—	—
A Nicholas Terry Jr (13)	9,680	*	9,680	—	—
Garland T Shackelford IRA (13), (37)	8,433	*	8,433	—	—
Michael Goldberg (21)	7,930	*	7,930	—	—
Claire Young Stilwell	7,773	*	7,773	—	—
Ron Speaker	7,773	*	7,773	—	—
Marco M Holdings LLC (38)	7,664	*	7,664	—	—
John G Puryear — IRA (13), (39)	7,041	*	7,041	—	—
Jacqueline C Puryear — IRA (13), (40)	7,041	*	7,041	—	—
David & Kaye Berry (13), (41)	6,762	*	5,762	1,000	*
Allen Royce (19)	6,609	*	6,609	—	—
Vlad Muste (19)	6,483	*	6,483	—	—
Barry Monday (19)	6,296	*	6,296	—	—
United Capital Management, Inc. (42)	6,217	*	6,217	—	—
Michael L. Trust, ML Weiser, TTEE (43)	6,217	*	6,217	—	—
C B 401K Plan Trust, C D Bradshaw Jr, ttee (13), (44)	5,867	*	5,867	—	—
The Mary M Bromwich Trust, William M Porter, ttee, UA DTD 9/26/1997 (13), (45)	5,780	*	5,780	—	—
Anne S McDonald (13)	5,762	*	5,762	—	—
Douglas C Cotter SEP IRA (13), (46)	5,762	*	5,762	—	—
Charlotte G Carper (13)	5,734	*	5,734	—	—
Imran Ahmed (19)	5,285	*	5,285	—	—
Evan Steen	4,664	*	4,664	—	—
Andrew Gordon (47)	4,661	*	4,661	—	—
Ed Galanek	4,197	*	4,197	—	—
Caitlin G. Kirklin	3,839	*	3,839	—	—
Vadim Verkhoglyad (19)	3,556	*	3,556	—	—
Steven Ahn and Yasmin Ibrahim, JTWROS (48)	3,304	*	3,304	—	—
Lester Kent Moore	3,109	*	3,109	—	—
Samuel P. & Connie H. Katz, JTWROS (49)	3,109	*	3,109	—	—
John R. Delfino	3,109	*	3,109	—	—
Lowell Associates, LP (50)	3,109	*	3,109	—	—

Name of Selling Stockholder	Number of Shares of Class A Common Stock Owned Prior to Offering	Percentage (%) of Shares of Class A Common Stock Owned Prior to Offering	Maximum Number of Shares of Class A Common Stock to be Sold Pursuant to This Prospectus	Number of Shares of Class A Common Stock Owned After Offering	Percentage (%) of Shares of Class A Common Stock Owned After Offering
Dorin Faur (19)	2,916	*	2,916	—	—
Healthcare Decisions INC SEP IRA FBO Douglas A Cotter (13), (51)	2,907	*	2,907	—	—
Dan DiBono (21)	2,798	*	2,798	—	—
Richard Price (52)	2,683	*	2,683	—	—
Elie Doft (21)	2,518	*	2,518	—	—
Mike Kirwan (24)	2,518	*	2,518	—	—
Ruben Selles	2,331	*	2,331	—	—
John C. York, Jr.	1,866	*	1,866	—	—
Jay & Amy Spellman, JTWROS (53)	1,556	*	1,556	—	—
Stuckey Timberland, Inc. (54)	1,556	*	1,556	—	—
Elliot Sperber (19)	1,321	*	1,321	—	—
Adam Jakimo (21)	1,321	*	1,321	—	—
Eileen Mullin (21)	1,167	*	1,167	—	—
Citizens Corporation (55)	778	*	778	—	—
The Robert & Phyllis Slayton Revocable. Trust, Robert Slayton, TTEE (56)	621	*	621	—	—
Helmuth W Trieshmann (13)	436	*	436	—	—
Ira Wishe	252	*	252	—	—
Total	7,289,968	71.15	7,246,415	43,553	*

*	Less than 1%.

Notes:

1	Mr. Hideo Kitano, Managing Director, Head of Credit Trading Japan, has sole voting and investment power for the shares
2	Christopher Montclare, Andy Harrison, Erik Mayo and Alex Klikoff have shared voting and investment power for the shares
3	Bank of America Corporation, a reporting company under the Exchange Act, is the ultimate parent company of the selling stockholder, Blue Ridge Investments, L.L.C., and shares beneficial ownership of the shares of capital stock of the Company held directly by the selling stockholder
4	Carlyle Investment Management L.L.C., an investment advisor registered under the Investment Advisors Act of 1940, and serves as the investment advisor to the trust has voting and investment power for the shares
5	Mr. Inayatullah is a founding partner and Co-Chief Investment Officer of Tricadia
6	The fund’s directors, Brett Jefferson, Neil Alt, Phil Schulter and Donald Puglisi, have investment and voting control of the shares held by the fund
7	Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, and, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts
8	Jeffrey A. Martinovich has sole voting and investment power for the shares held by the limited liability corporation
9	Stewart Investment Advisers and Rocky Mountain Advisors, LLC have shared voting and investment power for the shares of the fund
10	As the manager of Anchor Tip Investments, Edward D. David has sole investment and voting power for its shares of Class A Common Stock
11	Mr. McCormick is a limited partner of Tricadia and President & Chief Investment Officer of Telos Asset Management LLC, a subsidiary of the Operating Subsidiary

12	As the managing member, Arthur Lipson and Matt Crouse have shared voting and investment power for the shares held by the partnership
13	A limited partner of Anchor Strategies LLC, which redeemed TFP partnership units and is distributing its shares of Class A Common Stock to its limited partners
14	Edward D. David has sole voting and investment power for the shares
15	Stephen H. Cowen, Barbara E. Cowen and Andrew J. Cowen have shared voting and investment power for the shares
16	Limited partner of Tricadia
17	Barbara E. Cowen has sole voting and investment power for the shares
18	Nancy Newton Rodgers, trustee, has sole voting and investment power for the shares
19	Employee of Tricadia
20	Harry Stemple has sole voting and investment power for the shares
21	Employee of a subsidiary of the Company
22	Laurence Chang and Michele Chang have shared voting and investment power for the shares
23	Charles R. Howe II has sole voting and investment power for the shares
24	Employee of Mariner
25	Mr. Huvane is the Chief Accounting Officer of the Company
26	As the authorized trader, J. Steven Emerson has sole voting and investment power for the shares
27	E Jen Baird, trustee, has sole voting and investment power for the shares
28	Richard B. Bermont, trustee, has sole voting and investment power for the shares
29	Danny V. Cantwell, trustee, has sole voting and investment power for the shares
30	Thomas M. Stiles has sole voting and investment power for the shares
31	John A Singleton has sole voting and investment power for the shares
32	W. Scott Miller, trustee, has sole voting and investment power for the shares
33	William B Carper Jr., trustee, has sole voting and investment power for the shares
34	Shirley Hatten, trustee, has sole voting and investment power for the shares
35	Daniel C. Frohman, trustee, has sole voting and investment power for the shares
36	Voting and investment decisions are made by the Investment Committee of Asset Management Finance Corporation (“AMF”). The voting members of the AMF Investment Committee are Nicole Arnaboldi, Sam Schwartz, Darin Deschamps, and Norton Reamer. An affiliate of AMF has a revenue share interest in Tricadia.
37	Garland T. Shackelford has sole voting and investment power for the shares
38	Stuart L. Markowitz, M.D. has sole voting and investment power for the shares held by the limited liability corporation
39	John Puryear has sole voting and investment power for the shares
40	Jacqueline Puryear has sole voting and investment power for the shares
41	David Lloyd Berry has sole voting and investment power for the shares
42	James A. Lustig, President of the United Capital Management, Inc. has sole investment and voting power for the share held by the corporation
43	Michael L. Weiser has sole investment and voting power for the shares held by the trust
44	Charles D. Bradshaw has sole voting and investment power for the shares
45	William M. Porter, trustee, has sole voting and investment power for the shares
46	Douglas C. Cotter has sole voting and investment power for the shares
47	Mr. Gordon is a director of TFP
48	Steven Ahn and Yasmin Ibrahim have shared voting and investment power for the shares
49.	Samuel P. Katz, trustee, has sole voting and investment power for the shares
50	Michael L. Weiser and Scott E. Weiser have shared voting and investment power for the shares owned by the partnership
51	Douglas C. Cotter, has sole voting and investment power for the shares
52	Mr. Price is a board member of the Company and the shares were transferred by TFP in exchange for redemption of partnership units received by him as compensation for his former board service at TFP
53	Mr. Spellman has sole voting and investment power for the shares held by the trust

54	Wade B. Hall, President and Tonya M. Mitchell, Secretary, have shared voting and investment power for the shares held by the corporation
55	Gregory W. Griffith, Eugene Haskins and G. Mike Odom, Jr. have shared voting and investment powers for the shares held by the corporation
56	Mr. Slayton has sole voting and investment power for the shares held by the trust

Material Relationships between the Company and the Selling Stockholders

Tricadia, of which Mr. Inayatullah is a founding partner and currently serves as Co-Chief Investment Officer, is party to a Transition Services Agreement with TAMCO, pursuant to which Tricadia provides certain services to us through an initial termination date of December 31, 2013, subject to automatic renewal provisions therein. John J. McCormick III, President & Chief Investment Officer of Telos Asset Management LLC, a subsidiary of Operating Subsidiary, is a limited partner of Tricadia.

Additional information about certain material relationships between us and the selling stockholders is included in the documents incorporated by reference herein, including the information set forth under the heading “Item 13. Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 25, 2013.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	on the Nasdaq Capital Market or any other national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in options transactions; and

•	by any other legally available means.

In addition, any shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Class A common stock in the course of hedging the positions they assume with a selling stockholder. The selling stockholders may also sell the Class A common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Class A common stock hereunder against certain liabilities, including liabilities arising under the Securities Act.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their respective affiliates.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Our Class A common stock is listed on the NASDAQ Capital Market under the symbol “TIPT.”

We will pay all expenses of the registration of the shares of Class A common stock covered by this prospectus.

LEGAL MATTERS

The validity of the shares of Class  A common stock offered by this prospectus has been passed upon for us by Venable LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements of the Company and subsidiaries and TFP and subsidiaries as of December 31, 2012 and 2011, and for each of the years then ended have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

MATERIAL CHANGES

Legal Proceedings

In an action entitled Carol B. Curran et al., on behalf of themselves and all others similarly situated v. AGL Life Assurance Company, et al, Case No. 2009CV907, plaintiffs filed a class action in August 2009 in the District Court of Boulder County, Colorado against Philadelphia Financial’s subsidiaries Philadelphia Financial Life Assurance Company, Philadelphia Financial Distribution Company and Joseph A. Fillip, Jr., Philadelphia Financial’s Executive Vice President and General Counsel (the “AGL Defendants”), and other parties. Plaintiffs asserted various claims under Colorado statutory and common law, including state securities act claims, breach of fiduciary duty, negligence, civil conspiracy, and fraudulent omission.

On March 15, 2013, the court granted its preliminary approval to a class settlement of the proceeding. On May 28, 2013, the court held a final hearing to approve the settlement. On May 29, 2013, the court adopted the proposed order approving the settlement and dismissing the case. The Phoenix Companies, Inc. (from whom TFP acquired Philadelphia Financial) has indemnified Philadelphia Financial in connection with this litigation.

In addition to the matter described above, TFP’s subsidiaries are parties to legal proceedings in the ordinary course of their business. Although TFP’s legal and financial liability with respect to such proceedings cannot be estimated with certainty, TFP does not believe that these proceedings, either individually or in the aggregate, are likely to have a material adverse effect on TFP’s financial position or results of operations.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus. The following documents, which have been filed with the SEC pursuant to the Exchange Act, are incorporated by reference:

•	Current Report on Form 8-K filed by the Company with the SEC on September 20, 2013;

•	Current Report on Form 8-K filed by the Company with the SEC on September 18, 2013;

•	Current Report on Form 8-K filed by the Company with the SEC on September 3, 2013;

•	Current Report on Form 8-K filed by the Company with the SEC on August 6, 2013;

•	Current Report on Form 8-K filed by the Company with the SEC on July 2, 2013;

•	Quarterly Report on Form 10-Q for the period ended June 30, 2013, filed by the Company with the SEC on August 13, 2013;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed by the Company with the SEC on May 15, 2013;

•	Proxy Statement on Schedule 14A in connection with the special meeting of stockholders held on June 12, 2013, filed with the SEC on May 13, 2013; and

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed by the Company with the SEC on March 25, 2013.

In addition, we also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the termination of the offering. The information contained in these future filings will automatically update and supersede the information contained in this prospectus or incorporated by reference to any previously filed document.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information incorporated by reference herein but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing to us at Tiptree Financial Inc., 780 Third Avenue, 21st Floor, New York, New York 10017, Attn: Secretary, or by calling our corporate number at (212) 446-1400.

We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

TIPTREE FINANCIAL INC.

7,246,415 shares of

Class A Common Stock

PROSPECTUS

October [—], 2013

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with the offering of securities described in this registration statement. All amounts shown are estimates, except for the SEC registration fee. We will bear all expenses shown below. The missing amounts will be filed by amendment.

SEC registration fee	$ 6,919
Accounting fees and expenses	25,000
Legal fees and expenses	75,000
Printing and mailing expenses	10,000
Other	3,081

Total	120,000

Item 15. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter also requires the Company, to the maximum extent permitted by Maryland law, to indemnify and hold harmless any present or former director or officer of the Company (or a predecessor of the Company) or any individual who, while a director or officer of the Company and at the request of the Company (or its predecessor), serves as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, from and against any expenses, liability and loss (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such individual in connection with any proceeding in which the individual is named, or threatened to be named, a party in any such capacity. The Company may also be obligated to pay or reimburse such individual’s expenses in advance of the final disposition of any proceeding.

Our bylaws require the Company, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding, to (i) any present or former director or officer of the Company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director and at the request of the Company, serves or served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. Upon approval of the Company’s board of directors, the Company may indemnify and advance expenses to a person who served a predecessor of the Company in any of the foregoing capacities and to any employee or agent of the Company (or its predecessors).

We also maintain directors’ and officers’ liability insurance, which provides coverage to our directors and officers for certain liabilities.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity, or in the defense of an issue, claim or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•

the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 16. Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description

3.1	Fourth Articles of Amendment and Restatement of the Registrant (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 0001-33549), filed on July 2, 2013 and herein incorporated by reference).

3.2	Third Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on November 8, 2010 and herein incorporated by reference).

4.1	Form of Certificate of Class A Common Stock (previously filed as Exhibit 4.1 to the Registrant’s Amendment No. 1 to Registration Statement on Form 8-A (File No. 000-54474), filed on July 2, 2013 and herein incorporated by reference).

5.1	Opinion of Venable LLP**

21	Subsidiaries of the Registrant**

23.1	Consent of KPMG LLP*

23.2	Consent of Venable LLP (included in Exhibit 5.1)**

24.1	Power of Attorney (included on signature page of the initial filing)

*	Filed herewith.
**	Incorporated by reference to the Company’s Registration Statement on Form S-3, dated August 9, 2013 (File No. 333-190515).

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 2, 2013.

TIPTREE FINANCIAL INC.

By:	/s/ Geoffrey N. Kauffman
Name: Geoffrey N. Kauffman
Title: President and Chief Executive Officer

By:	/s/ Julia Wyatt
Name: Julia Wyatt
Title: Chief Financial Officer

By:	/s/ Patrick Huvane
Name: Patrick Huvane
Title: Chief Accounting Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Geoffrey N. Kauffman Geoffrey N. Kauffman	President and Chief Executive Officer (Principal Executive Officer)	October 2, 2013

/s/ Julia Wyatt Julia Wyatt	Chief Financial Officer	October 2, 2013

/s/ Patrick Huvane Patrick Huvane	Chief Accounting Officer	October 2, 2013

* Michael G. Barnes	Executive Chairman	October 2, 2013

* William A. Houlihan	Director	October 2, 2013

* Jonathan Ilany	Director	October 2, 2013

* Richard Price	Director	October 2, 2013

* Bradley E. Smith	Director	October 2, 2013

By:	/s/ Geoffrey N. Kauffman
Attorney in fact

EXHIBIT INDEX

Exhibit Number	Description

3.1	Fourth Articles of Amendment and Restatement of the Registrant (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 0001-33549), filed on July 2, 2013 and herein incorporated by reference).

3.2	Third Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-33549), filed on November 8, 2010 and herein incorporated by reference).

4.1	Form of Certificate of Class A Common Stock (previously filed as Exhibit 4.1 to the Registrant’s Amendment No. 1 to Registration Statement on Form 8-A (File No. 000-54474), filed on July 2, 2013 and herein incorporated by reference).

5.1	Opinion of Venable LLP**

21	Subsidiaries of the Registrant**

23.1	Consent of KPMG LLP *

23.2	Consent of Venable LLP (included in Exhibit 5.1)**

24.1	Power of Attorney (included on signature page of the initial filing)

*	Filed herewith.
**	Incorporated by reference to the Company’s Registration Statement on Form S-3, dated August 9, 2013 (File No. 333-190515).